Exhibit 10.3

MOHAWK GROUP, INC.

2014 EQUITY INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

Mohawk Group, Inc. (the ”Company”) hereby grants to you an Option (the ”Option”) to purchase shares of the Company’s Common Stock under the Company’s 2014 Equity Incentive Plan (the ”Plan”). The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this ”Grant Notice”), in the Stock Option Agreement and in the Plan, which are attached to and incorporated into this Grant Notice in their entirety.

Participant:

Grant Date:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price (per Share):

Option Expiration Date:	(subject to earlier termination in accordance with the terms of the Plan and the Stock Option Agreement)

Type of Option:	☐ Incentive Stock Option[1]* ☐ Nonqualified Stock Option

Vesting and Exercisability Schedule:

1/4th of the shares subject to the Option will vest and become exercisable on the one-year anniversary of the Vesting Commencement Date.

1/48th of the shares subject to the Option will vest and become exercisable monthly thereafter over the next three years.

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, this Grant Notice, the Stock Option Agreement and the Plan. You further acknowledge that as of the Grant Date, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between you and the Company regarding the Option and supersede all prior oral and written agreements on the subject with the exception of the following agreements:                            .

MOHAWK GROUP, INC.	PARTICIPANT

By: Its:	Signature
Date:

Attachments: 1. Stock Option Agreement 2. 2014 Equity Incentive Plan	Address:

Taxpayer ID:

[1]	* See Sections 3 and 4 of the Stock Option Agreement.

MOHAWK GROUP, INC.

2014 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Stock Option Agreement (this ”Agreement”), Mohawk Group, Inc. (the “Company”) has granted you an Option under its 2014 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice (the “Shares”) at the exercise price indicated in your Grant Notice. Capitalized terms not defined in this Agreement but defined in the Plan have the same definitions as in the Plan.

The details of the Option are as follows:

1. Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, provided that vesting will cease upon your Termination of Service and the unvested portion of the Option will terminate.

2. Securities Law Compliance. Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

3. Incentive Stock Option Qualification. If so designated in your Grant Notice, all or a portion of the Option is intended to qualify as an Incentive Stock Option under federal income tax law, but the Company does not represent or guarantee that the Option qualifies as such.

If the Option has been designated as an Incentive Stock Option and the aggregate Fair Market Value (determined as of the grant date) of the shares of Common Stock subject to the portions of the Option and all other Incentive Stock Options you hold that first become exercisable during any calendar year exceeds $100,000, any excess portion will be treated as a Nonqualified Stock Option, unless the Internal Revenue Service changes the rules and regulations governing the $100,000 limit for Incentive Stock Options. A portion of the Option may be treated as a Nonqualified Stock Option if certain events cause exercisability of the Option to accelerate.

4. Notice of Disqualifying Disposition. To the extent the Option has been designated as an Incentive Stock Option, to obtain certain tax benefits afforded to Incentive Stock Options, you must hold the Shares issued upon the exercise of the Option for two years after the Grant Date and one year after the date of exercise. By accepting the Option, you agree to promptly notify the Company if you dispose of any of the Shares within one year from the date you exercise all or part of the Option or within two years from the Grant Date.

5. Alternative Minimum Tax. You may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option.

6. Independent Tax Advice. You should obtain tax advice when exercising the Option and prior to the disposition of the Shares.

7. Method of Exercise. You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. You may make this payment in any combination of the following: (a) by cash; (b) by check acceptable to the Company; (c) if permitted by the Plan Administrator for Nonqualified Stock Options, by having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have a Fair Market Value on the date of exercise of the Option equal to the exercise price of the Option; (d) if permitted by the Plan Administrator, by using shares of Common Stock you already own; (e) if the Common Stock is registered under the Exchange Act and to the extent permitted by law, by instructing a broker to deliver to the Company the total payment required, all in accordance with the regulations of the Federal Reserve Board; or (f) by any other method permitted by the Plan Administrator.

8. First Refusal Rights; Voting and Other Restrictions. So long as the Common Stock is not registered under the Exchange Act, the Plan Administrator may, in its sole discretion at the time of exercise, require you to sign a stock purchase agreement and/or a shareholders agreement or other similar agreement, in the form designated by the Plan Administrator, pursuant to which you will grant to the Company and/or its stockholders certain rights, including, but not limited to, repurchase, co-sale and/or first refusal rights, and agree to certain voting restrictions, with respect to the Shares acquired by you upon exercise of the Option. Upon request to the Company, you may review a current form of any such agreement(s) prior to exercise of the Option.

9. Market Standoff. You agree that any Shares received upon exercise of the Option will be subject to the market standoff restrictions on transfer set forth in the Plan.

10. Treatment Upon Termination of Employment or Service Relationship. The unvested portion of the Option will terminate automatically and without further notice immediately upon your Termination of Service. You may exercise the vested portion of the Option as follows:

(a) General Rule. You must exercise the vested portion of the Option on or before the earlier of (i) three months after your Termination of Service and (ii) the Option Expiration Date.

(b) Retirement or Disability. In the event of your Termination of Service due to Retirement or disability, you must exercise the vested portion of the Option on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date.

(c) Death. In the event of your Termination of Service due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date. If you die after your Termination of Service but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (x) one year after the date of death and (y) the Option Expiration Date.

(d) Cause. The vested portion of the Option will automatically expire at the time the Company first notifies you of your Termination of Service for Cause, unless the Plan Administrator determines otherwise. If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after your Termination of Service, any Option you then hold may be immediately terminated by the Plan Administrator.

The Option must be exercised within three months after termination of employment for reasons other than death or disability and one year after termination of employment due to disability to qualify for the beneficial tax treatment afforded Incentive Stock Options. For purposes of the preceding, “disability” has the meaning attributed to that term for purposes of Section 422 of the Code.

It is your responsibility to be aware of the date the Option terminates.

11. Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form or the personal representative of your estate. Notwithstanding the foregoing and to the extent permitted by the Plan and Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit you to assign or transfer the Option, subject to such terms and conditions as specified by the Plan Administrator.

12. Withholding Taxes. As a condition to the exercise of any portion of the Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign tax withholding obligations that may arise in connection with such exercise.

13. Option Not an Employment or Service Contract. Nothing in the Plan or this Agreement will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without Cause.

14. No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Retirement, Disability or death) of your Termination of Service or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in the Option will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.

15. Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

16. Section 409A Compliance. Notwithstanding any provision in the Plan or this Agreement to the contrary, the Plan Administrator may, at any time and without your consent, modify the terms of the Option as it determines appropriate to avoid the imposition of interest or penalties under Section 409A of the Code; provided, however, that the Plan Administrator makes no representations that the Option shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Option.

[Insert these sections for non-US Residents only: 17. Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the grant of the Option evidenced hereby, you acknowledge that: (a) the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time; (b) the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) all determinations with respect to any such future grants, including, but not limited to, the times when options will be granted, the number of shares subject to each option, the option price, and the time or times when each option will be exercisable, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the value of the Option is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (f) the Option is not part of normal or expected compensation for purposes of calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and you will have no entitlement to compensation or damages as a consequence of your forfeiture of any unvested portion of the Option as a result of your Termination of Service for any reason; (g) the vesting of the Option ceases upon your Termination of Service for any reason except as may otherwise be explicitly provided in the

Plan or this Agreement or otherwise permitted by the Plan Administrator; (h) the future value of the Shares underlying the Option is unknown and cannot be predicted with certainty; (i) if the Shares underlying the Option do not increase in value, the Option will have no value; and (j) in the event that you are not a direct employee of the Company, the grant of the Option will not be interpreted to form an employment or other relationship with the Company.

18. Employee Data Privacy. By entering into this Agreement and accepting the Option, you (a) explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of any of your personal data that is necessary to facilitate the implementation, administration and management of the Option and the Plan; (b) understand that the Company and your employer may, for the purpose of implementing, administering and managing the Plan, hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title and details of all awards or entitlement to the Common Stock granted to you under the Plan or otherwise (“Data”); (c) understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including any broker with whom the Shares issued upon vesting of the Option may be deposited, and that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country; (d) waive any data privacy rights you may have with respect to the Data; and (e) authorize the Company, its Related Companies and its agents to store and transmit such information in electronic form.]